VERBAL AGREEMENT WITH OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

The document is to disclose the material terms of the verbal agreement between the Company and its officers, directors and principal shareholders who have verbally agreed to provide capital up to $40,000.

Borrower: Gushen, Inc

Lenders: Cheung Yat Kit

Loan Amount: up to $40,000

Interest Rate: 0%

Repayment Terms: Payable upon demand

Amounts Borrowed: $16,000 from Cheung Yat Kit